Exhibit 99.1

Media Contact:    Bob Klein (414) 343-8664
Financial Contact:    Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON 3rd QUARTER EARNINGS
AND RETAIL MOTORCYCLE SALES RISE SHARPLY

EPS Climbs 23.7% on 7.5% Revenue Growth
Retail Motorcycle Sales Rise 15.5% Worldwide, 20.1% in the U.S.
MILWAUKEE, Oct. 22, 2013 - Harley-Davidson, Inc. (NYSE: HOG) earnings and dealer new motorcycle sales rose sharply in the third quarter of 2013, compared to the year-ago period.
Diluted earnings per share increased 23.7% to $0.73, primarily on strong operating results in the motorcycles segment, including higher motorcycle shipments and gains in plant operating efficiencies, compared to the year-ago period. Third-quarter net income was $162.7 million on consolidated revenue of $1.34 billion, compared to net income of $134.0 million on consolidated revenue of $1.25 billion in the year-ago period.
Worldwide retail sales of new Harley-Davidson motorcycles increased 15.5% in the quarter, including a 20.1% increase in the U.S., compared to last year’s third quarter.
Through nine months, Harley-Davidson net income was $658.6 million on consolidated revenue of $4.71 billion, compared to net income of $553.3 million on consolidated revenue of $4.41 billion in the year-ago period. Nine-month 2013 diluted earnings per share were $2.93, up 22.1% compared to $2.40 in the year-ago period.
“Harley-Davidson had a great third quarter, with strong financial performance and retail sales growth,” said Keith Wandell, Chairman, President and Chief Executive Officer of Harley-Davidson, Inc.
“Rider response to the 2014 motorcycles we introduced August 18 was extremely positive. In fact, initial retail sales of the new Project Rushmore motorcycles sparked the largest year-over-year new model year sales increase in two decades. We also capped our year-long 110th Anniversary celebration in late August when throngs of riders joined us in Milwaukee from around the world for a huge three-day party like only Harley-Davidson can throw.
“Everyone at Harley-Davidson is proud of our accomplishments and results so far this year, as we continue to see the benefits of our manufacturing, product development and retail strategies. Our employees, dealers and suppliers come to work every day with a relentless focus on providing our customers a great experience,” Wandell said.

Retail Harley-Davidson Motorcycle Sales
Dealers worldwide sold 70,517 new Harley-Davidson motorcycles in the third quarter of 2013, compared to 61,053 motorcycles in the year-ago quarter. In the U.S., dealers sold 48,529 new Harley-Davidson motorcycles in the quarter, up 20.1%, compared to sales of 40,402 motorcycles in the year-ago period. In international markets, dealers sold 21,988 new Harley-Davidson motorcycles during the third quarter, up 6.5% compared to 20,651 motorcycles in the year-ago period, with unit sales up 10.0% in the Asia Pacific region, 1.6% in the EMEA region, 15.6% in the Latin America region, and 7.0% in Canada.
Retail sales were driven by strong double-digit growth in the sale of touring motorcycles following the third-quarter launch of the Company’s Project Rushmore line of revamped motorcycles.
Through nine months, dealers sold 214,964 new Harley-Davidson motorcycles worldwide, compared to 206,444 motorcycles in the year-ago period, with retail unit sales up 4.1% in the U.S., 11.3% in the Asia Pacific region, 20.1% in the Latin America region and 3.7% in Canada, and down 2.2% in the EMEA region, compared to the first nine months of 2012.
Harley-Davidson Motorcycles and Related Products Segment Results
Third-Quarter Results: Operating income from motorcycles and related products grew 21.2% to $175.5 million in the third quarter of 2013, compared to operating income of $144.8 million in the year-ago period. Operating income in the quarter benefited from higher motorcycle shipments, higher gross margin and lower restructuring expense, compared to the prior-year period.
Revenue from motorcycles grew 10.7% to $857.0 million, compared to revenue of $774.0 million in the year-ago period. The Company shipped 54,025 motorcycles to dealers and distributors worldwide during the quarter, in line with shipment guidance and a 2.3% increase compared to shipments of 52,793 motorcycles in the year-ago period.
Revenue from motorcycle parts and accessories was $250.2 million during the quarter, up 7.0%, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $66.1 million, down 12.6%, compared to the year-ago period.
Gross margin was 35.3% in the third quarter of 2013, compared to 34.7% in the third quarter of 2012. Third-quarter operating margin from motorcycles and related products was 14.9%, compared to operating margin of 13.3% in last year’s third quarter.
Nine-Month Results: Through nine months the Company shipped 213,853 motorcycles to dealers and distributors worldwide, a 6.6% increase compared to the year-ago period. Nine-month revenue from motorcycles grew 9.8% to $3.29 billion, revenue from parts and accessories increased 0.8% to $703.8 million and revenue from general merchandise decreased 2.4% to $220.0 million, compared to the first nine months of 2012. Gross margin through nine months was 36.4% and operating margin was 19.2%, compared to 35.6% and 16.8% respectively in the year-ago period.
Financial Services Segment Results
Operating income from financial services was $76.1 million in the third quarter of 2013, a 5.1% increase compared to operating income of $72.4 million in last year’s third quarter. Financial services results reflect higher net interest income. Through nine months, operating income from financial services was $221.8 million, compared to operating income of $221.7 million through nine months in 2012.

Guidance
Harley-Davidson continues to expect to ship 259,000 to 264,000 motorcycles to dealers and distributors worldwide in 2013. The Company continues to expect full-year 2013 gross margin of 35.25% to 36.25%. The Company also continues to expect capital expenditures of $200 million to $220 million in 2013.
Restructuring
In the third quarter, the Company incurred restructuring charges of $0.6 million. Harley-Davidson continues to expect restructuring activities initiated since 2009 to result in one-time overall costs of approximately $485 million, including approximately $3 million in 2013. The Company continues to expect savings of approximately $305 million in 2013 from restructuring activities initiated since 2009, rising to annual ongoing savings of approximately $320 million beginning in 2014.
Income Tax Rate
Through nine months, the Company’s effective tax rate was 34.3%, compared to 35.3% in the year-ago period.  The lower effective tax rate in the first nine months of 2013 was primarily driven by the retroactive reinstatement of the Research and Development Tax Credit and a third-quarter adjustment to the valuation allowance on deferred tax assets.  The Company now expects its full-year 2013 effective tax rate will be approximately 34.7%.
Cash Flow
Cash and marketable securities totaled $1.15 billion at the end of the third quarter, compared to $1.93 billion at the end of last year’s third quarter. During the first nine months of 2013, Harley-Davidson generated $825.1 million of cash from operating activities, compared to $712.5 million in the year-ago period. On a discretionary basis, the Company repurchased 1.6 million shares of Harley-Davidson, Inc. common stock during the third quarter of 2013 at a cost of $92.8 million. In the third quarter, there were 223.5 million diluted weighted average common shares of Harley-Davidson stock outstanding, compared to 228.0 million shares in the year-ago period. At the end of the third quarter of 2013, there were 11.0 million shares remaining on board-approved share repurchase authorizations.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's website at www.harley-davidson.com.
Conference Call and Webcast Presentation

Harley-Davidson will discuss third-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio and visual support for today’s call will be available at Harley-Davidson.com. The audio can also be accessed until November 6 by calling (404) 537-3406 or (855) 859-2056 in the U.S. The PIN number is 69184133#.

Forward-Looking Statements
The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) execute its business strategy, (ii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iii) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (iv) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (v) anticipate the level of consumer confidence in the economy, (vi) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (vii) manage production capacity and production changes, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) provide products, services and experiences that are successful in the marketplace, (x) manage risks that arise through expanding international operations and sales, (xi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xii) successfully implement with its labor unions the agreements that it has executed with them that it believes will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (xiii) effectively execute the Company’s restructuring plans within expected costs and timing, (xiv) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters,(xv) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xvi) adjust to healthcare inflation and reform, pension reform and tax changes, (xvii) retain and attract talented employees, (xviii) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xix) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xx) continue to develop the capabilities of its distributor and dealer network, and (xxi) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.
In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.
The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.
# # #

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Motorcycles and related products revenue	$1,180,284	$1,089,268	$4,225,998	$3,931,684
Gross profit	416,315	377,904	1,537,627	1,398,231
Selling, administrative and engineering expense	240,198	223,982	729,443	709,015
Restructuring (benefit) expense	646	9,170	(1,713)	26,841
Operating income from motorcycles & related products	175,471	144,752	809,897	662,375

Financial services revenue	163,434	161,027	483,240	477,962
Financial services expense	87,366	88,677	261,471	256,264
Operating income from financial services	76,068	72,350	221,769	221,698

Operating income	251,539	217,102	1,031,666	884,073
Investment income	1,161	1,447	4,546	5,611
Interest expense	11,369	11,438	33,998	34,528
Income before income taxes	241,331	207,111	1,002,214	855,156
Provision for income taxes	78,615	73,110	343,630	301,870
Net income	$162,716	$134,001	$658,584	$553,286

Earnings per common share:
Basic	$0.73	$0.59	$2.95	$2.43
Diluted	$0.73	$0.59	$2.93	$2.40

Weighted-average common shares:
Basic	221,936	226,020	223,134	227,953
Diluted	223,486	227,989	224,696	230,070

Cash dividends per common share	$0.210	$0.155	$0.630	$0.465

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 29, 2013	December 31, 2012	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,029,955	$1,068,138	$1,795,141
Marketable securities	122,234	135,634	136,376
Accounts receivable, net	290,158	230,079	256,193
Finance receivables, net	1,829,612	1,743,045	1,726,061
Inventories	401,199	393,524	379,129
Restricted cash	194,329	188,008	217,400
Other current assets	225,188	292,508	237,396
Total current assets	4,092,675	4,050,936	4,747,696
Finance receivables, net	4,355,278	4,038,807	4,189,606
Other long-term assets	1,036,055	1,081,030	1,077,881
	$9,484,008	$9,170,773	$10,015,183
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$865,940	$770,977	$899,788
Short-term debt	394,460	294,943	404,693
Current portion of long-term debt	721,316	437,162	997,194
Total current liabilities	1,981,716	1,503,082	2,301,675
Long-term debt	4,067,733	4,370,544	4,472,413
Pension and postretirement healthcare liabilities	412,482	608,356	387,228
Other long-term liabilities	140,230	131,167	150,504

Total shareholders’ equity	2,881,847	2,557,624	2,703,363
	$9,484,008	$9,170,773	$10,015,183

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 29, 2013	September 30, 2012
Net cash provided by operating activities	$825,103	$712,498

Cash flows from investing activities:
Capital expenditures	(111,690)	(95,329)
Finance receivables, net	(446,181)	(197,628)
Net change in marketable securities	12,107	18,053
Other	6,721	—
Net cash used by investing activities	(539,043)	(274,904)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	993,737
Repayments of medium-term notes	(27,858)	—
Proceeds from securitization debt	647,516	763,895
Repayments of securitization debt	(650,424)	(1,161,592)
Net increase (decrease) in credit facilities and unsecured commercial paper	99,416	(634,874)
Net borrowings of asset-backed commercial paper	69,555	182,131
Net repayments of asset-backed commercial paper	(58,990)	(6,538)
Net change in restricted cash	(6,321)	12,255
Dividends paid	(140,772)	(106,560)
Purchase of common stock for treasury	(302,196)	(257,981)
Excess tax benefits from share-based payments	18,444	16,390
Issuance of common stock under employee stock option plans	39,145	36,342
Net cash used by financing activities	(312,485)	(162,795)

Effect of exchange rate changes on cash and cash equivalents	(11,758)	(6,608)

Net (decrease) increase in cash and cash equivalents	$(38,183)	$268,191

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	1,068,138	1,526,950
Net (decrease) increase in cash and cash equivalents	(38,183)	268,191
Cash and cash equivalents - end of period	$1,029,955	$1,795,141

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$857,029	$773,979	$3,285,738	$2,993,657
Parts & Accessories	250,153	233,749	703,779	698,381
General Merchandise	66,134	75,632	219,978	225,375
Other	6,968	5,908	16,503	14,271
	$1,180,284	$1,089,268	$4,225,998	$3,931,684
MOTORCYCLE SHIPMENTS:
United States	32,061	33,152	139,814	131,119
International	21,964	19,641	74,039	69,439
Total	54,025	52,793	213,853	200,558
MOTORCYCLE PRODUCT MIX:
Touring	23,011	18,483	86,727	77,859
Custom	19,111	20,719	84,728	78,430
Sportster®	11,903	13,591	42,398	44,269
Total	54,025	52,793	213,853	200,558

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
North America Region
United States	48,529	40,402	141,476	135,925
Canada	2,759	2,578	9,876	9,526
Total North America Region	51,288	42,980	151,352	145,451
Europe, Middle East and Africa Region (EMEA)
Europe(2)	7,922	8,146	30,291	31,667
Other	1,707	1,330	5,119	4,539
Total EMEA Region	9,629	9,476	35,410	36,206
Asia Pacific Region
Japan	2,821	2,941	8,168	7,915
Other	3,805	3,083	11,609	9,859
Total Asia Pacific Region	6,626	6,024	19,777	17,774
Latin America Region	2,974	2,573	8,425	7,013
Total Worldwide Retail Sales	70,517	61,053	214,964	206,444
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Nine months ended
	September 30, 2013	September 30, 2012
United States(2)	255,987	255,199
	Nine months ended
	September 30, 2013	September 30, 2012
Europe(3)	251,280	270,636

(1) Heavyweight data includes street legal 601+cc models. Street legal 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.